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                                                                     EXHIBIT 3.1

                                    RESTATED
                                    --------
                            ARTICLES OF INCORPORATION
                            -------------------------
                                       OF
                              ATLAS MINING COMPANY
                              --------------------

         KNOW ALL MEN BY THESE PRESENTS: That we, the board of directors of Atlas Mining Company, as authorized by an affirmative vote by the majority of the shareholders at a shareholders meeting held on November 19, 1998, do hereby present the following for the purposes of restating the articles of incorporation of Atlas Mining Company, an Idaho corporation, originally filed under file number C14572 on March 4, 1924, and we hereby certify:

                                       I.

         The name of this corporation is:  ATLAS MINING COMPANY

                                       II.

         The purposes for which said corporation is formed are to locate, acquire, buy, hold, sell, lease, bond and otherwise deal in and dispose of mines and mining claims: also to hold, work, develop and mine such mines and mining claims, including the mining, extracting, milling, concentrating and reducing all ores and minerals so extracted and mined, and the selling and disposing of the same; also to locate, buy, acquire, hold, sell, lease, bond and otherwise dispose of millsites, and erect mills, concentrating plants and reduction works and buy and sell the same, and buy and sell real estate and otherwise deal in real estate, including the leasing and mortgaging the same; also to locate, buy, acquire, appropriate, water and lay out water rights, ditches, canals, flumes, and other conduits for carrying water; also to locate, build, hold, sell, lease and otherwise acquire, hold and sell roads, railroads, tramways and other means of and for travel and the transportation of people and property, and the said corporation shall have full power to do a general mining and milling business and everything usually done in the connection with such business and that may be necessary, profitable or convenient in furthering the interest of said corporation in carrying out the purpose for which it is formed or organized; also power and authority to maintain stores, deal in, buy and sell merchandise and do a general merchandise business in connection with its said mining business and deal in ores, mines and minerals and real estate, and in short do a general mining, real estate and merchandise business. Said corporation shall also have the right and power to buy stocks and bonds in other mining corporations and deal in stocks, bonds and other securities, and to mortgage any property which it may acquire or hold, and take mortgages and bonds upon all kinds of property, both real and personal, as security for money which it may loan to other corporations or persons or for any indebtedness or obligation of any other corporation or person to it.


                                      III.

         The place where its principal business is to be transacted is Shoshone County, Idaho.

                                       IV.

         The corporation existence of this corporation shall be perpetual.

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                                       V.

         The number of directors shall be five.

                                       VI.

         The total authorized capital stock of this corporation shall be sixty million (60,000,000) no par, common shares, and ten million (10,000,000) of one dollar ($1.00) par value noncumulative nonvoting nonconvertible preferred shares.

                                      VII.

         A DIRECTOR SHALL NOT BE HELD LIABLE TO THE COMPANY OR ITS SHAREHOLDERS FOR MONETARY DAMAGES FOR ANY ACTION TAKEN OR ANY FAILURE TO TAKE ANY ACTION AS A DIRECTOR EXCEPT TO THE MINIMUM DEGREE REQUIRED UNDER IDAHO LAW AS IT NOW EXISTS OR HEREAFTER MAY BE AMENDED. FURTHER, THE COMPANY IS AUTHORIZED TO INDEMNIFY, AGREE TO INDEMNIFY, OR OBLIGATE ITSELF TO ADVANCE OR REIMBURSE EXPENSES INCURRED BY ITS DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS TO THE FULL EXTENT OF THE LAWS OF THE STATE OF IDAHO AS MAY NOW OR HEREAFTER EXIST; EXCEPTING INCIDENTS INVOLVING INTENTIONAL VIOLATION OF CRIMINAL LAW.


/s/ William T. Jacobson

/s/ John Harvey

/s/ Kurt Hoffman

/s/ Thomas Groce

/s/ Lovon Fausett

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